[Moore medical logo]

Exhibit 99.1

Contacts:
	John M. Zinzarella, CPA Moore Medical Corp. Vice President of Finance, Treasurer and Chief Financial Officer 860-826-3655 jzinzarella@mooremedical.com	Allyne Mills Rosica Mulhern Strategic Public Relations 201-843-5600 allyne@rosica.com

Moore Medical Announces Second Quarter 2003 Operating Results

NEW BRITAIN, CT – August 6, 2003 – Moore Medical Corp. (AMEX:MMD), a leading multi-channel specialty marketer and distributor of medical, surgical and pharmaceutical products to health care professionals in non-hospital settings, today announced a second quarter 2003 net loss of ($0.18) per diluted share, versus income of $0.09 per diluted share in the second quarter of 2002.

The Company’s second quarter 2003 loss of ($0.18) per diluted share on a net loss of ($0.6) million compared to income of $0.09 per diluted share on net income of $0.3 million in the comparable period one year ago. Second quarter 2003 net sales increased 7.5% to $35.9 million from $33.4 million in the previous year’s second quarter. Sales growth fell short of the Company’s original expectations, although growth achieved late in the second quarter did begin to show the benefits from investments in the prior two quarters in the Company’s primary care sales force and strategic product portfolio expansion.

Second quarter gross profit as a percentage of net sales was 27.5% compared to 27.4% in the same quarter last year, despite continuing external price pressures in certain markets and aggressive pricing required to gain entry into competitively held new accounts. Sales and marketing expenses increased $0.9 million, or 33.3% over last year’s second quarter, reflecting increased expenses related to the Company’s expansion of the field sales staff, as well as increased direct marketing initiatives. General and administrative expenses increased $1.1 million, or 18.3%, to $7.1 million in the second quarter of 2003 from $6.0 million in last year’s second quarter, due to higher costs related to net periodic pension expense, professional service fees, property and casualty insurance expense and bad debt expense. During the first two quarters of 2003, the Company experienced difficulties in its accounts receivable collection efforts, particularly in smaller dollar volume accounts, which contributed to an increase in bad debt expense. Also contributing to the increase in general and administrative expenses was the recognition of $0.2 million of expense arising from an unfavorable court judgment (7/31/03) with regard to a plaintiff’s attorney’s fees from a lawsuit filed in 1994 by the estate of a former employee, related to employee benefits administration.

For the six months ended June 28, 2003, the Company’s net sales increased 5.5% to $69.5 million compared with $65.9 million in last year’s comparable period. Net loss for the six months was ($0.7) million, or ($0.23) per diluted share, compared with net income of $0.5 million or $0.15 per diluted share during last year’s six-month period.

“The sales levels achieved for the first six months fell short of our original expectations and did not generate sufficient income to offset the increased costs of doing business,” said Linda M. Autore, president and chief executive officer of Moore Medical Corp. “However, we began to see promising growth in several markets, toward the end of the second quarter. We continue to be committed to our growth strategy and believe that our investments will result in improved revenue growth and profitability during the remainder of fiscal 2003.”

About Moore Medical

Moore Medical is an Internet-enabled multi-channel marketer and distributor of medical, surgical and pharmaceutical products to approximately 100,000 health care practices and facilities in non-hospital settings nationwide, including: physicians; emergency medical technicians; schools; correctional institutions; municipalities; occupational/industrial health doctors and nurses; and other specialty practice communities. Moore Medical also serves the medical/surgical supply needs of 29 customer community affiliates. The Company markets and serves its customers through direct mail, industry-specialized telephone support staff, field sales representatives, and the Internet. Its direct marketing and distribution business has been in operation for 55 years. More information about the Company can be found at www.mooremedical.com.

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This press release contains statements about future events and expectations that constitute forward-looking statements under the federal securities laws. These statements are characterized by words such as “believe,” “may,” “will,” “could,” “should,” “would,” “anticipate,” “estimate,” “expect,” “intent,” “project,” “objective,” “seek,” “strive,” “might,” “likely result,” “build,” “grow,” “plan,” “goal,” “expand,” “position,” or similar words. Forward-looking statements involve risks and uncertainties (including factors outside our control) that may cause our actual results, performance or financial condition to differ materially from any future results implied by such forward-looking statements. Factors that could contribute to these differences include, but are not limited to: the inability to generate adequate revenues and income from our strategy to transform the Company to a multi-channel e-commerce enabled business; changes in demand for or supply of our products; online security breaches; disruptions in or cost increases for third-party services or systems; intense competition in health care product distribution; government regulation of drug and medical device distribution, the Internet and health care products and services; and changes in insurance coverage of health care products and services. Further information regarding factors that could affect our results and the statements made herein are included in our filings with the Securities and Exchange Commission.

Financial Statements to Follow

MOORE MEDICAL CORP. & SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited	Second Quarter		First Two Quarters
(Amounts in thousands, except per share data)	June 28, 2003	June 29, 2002	June 28, 2003	June 29, 2002

Net sales	$35,911	$33,441	$69,524	$65,878

Cost of products sold	26,026	24,267	50,545	47,708

Gross profit	9,885	9,174	18,979	18,170

Sales and marketing expenses	3,608	2,703	6,478	5,269

General and administrative expenses	7,136	5,991	13,573	12,071

Operating (loss) income	(859)	480	(1,072)	830

Interest expense, net	43	40	86	87

(Loss) Income before income taxes	(902)	440	(1,158)	743

Income tax (benefit) provision	(325)	159	(417)	267

Net (loss) income	$(577)	$281	$(741)	$476

Basic net (loss) income per share	$(0.18)	$0.09	$(0.23)	$0.15

Diluted net (loss) income per share	$(0.18)	$0.09	$(0.23)	$0.15

Basic common shares outstanding*	3,190	3,156	3,190	3,155

Diluted common shares outstanding*	3,190	3,181	3,190	3,179

*weighted average

MOORE MEDICAL CORP. & SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except par value)	June 28, 2003		December 28, 2002
ASSETS	(Unaudited	)

Current Assets
Cash and cash equivalents	$100		$100
Accounts receivable, less allowances of $1,743 and $1,249, respectively	19,680		17,187
Inventories	11,344		11,230
Prepaid expenses and other current assets	1,027		1,216
Deferred income taxes	1,871		1,871

Total Current Assets	34,022		31,604

Noncurrent Assets
Property, plant and equipment, net	6,155		6,254
Other assets	1,936		2,137

Total Noncurrent Assets	8,091		8,391

	$42,113		$39,995

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities
Accounts payable	$10,078		$5,794
Amounts due to customers	1,905		2,342
Accrued expenses	1,590		1,723
Cash overdraft	1,267		1,632
Current portion long-term debt	3,560		—

Total Current Liabilities	18,400		11,491

Deferred Income Taxes	855		855

Accrued Pension	465		233

Long-Term Debt	—		4,281

Total Shareholders’ Equity	22,393		23,135

	$42,113		$39,995

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